Exhibit 5.1

111 South Wacker Drive Suite 4100 Chicago, IL 60606 Telephone: 312-443-0700 Fax: 312-443-0336 www.lockelord.com

January 19, 2023

Professional Diversity Network, Inc.

55 East Monroe Street, Suite 2120

Chicago, Illinois 60603

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Professional Diversity Network, Inc., a Delaware corporation (the “Company”) on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale by Hongjun Chen (the “Selling Stockholder”) of up to 1,162,790 shares of Common Stock, $0.01 par value per share (the “Shares”), of the Company. We have been advised that the Shares were issued pursuant to the Stock Purchase Agreement dated as of December 16, 2022, between the Company and the Selling Stockholder (the “Purchase Agreement”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us. With respect to our opinion set forth below, we have assumed that (i) the Company received the consideration for the Shares set forth in the Purchase Agreement and the applicable board resolutions and (ii) the issuance of the Shares has been registered in the Company’s share registry. We have also assumed that the Shares will be sold in the manner described in the Registration Statement.

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Professional Diversity Network, Inc.

January 19, 2023

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law and the federal laws of the United States. This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Locke Lord LLP